EXHIBIT (d)(2)

                                     FORM OF
                               EXCHANGE AGREEMENT

                THIS EXCHANGE AGREEMENT, dated as of _____________, 2004 (this "Agreement"), is by and among JAC Acquisition Company, Inc., a Delaware corporation ("JAC") and each of the parties listed on Exhibit A hereto (each in his, her or its individual capacity, a "Stockholder," and, collectively, the "Stockholders").

                              W I T N E S S E T H:

                WHEREAS, the Joule Inc. (the "Company") and JAC have entered into an Agreement and Plan of Merger, dated as of March 19, 2004 (the "Merger Agreement"), pursuant to which JAC will merge with and into the Company, with the Company being the surviving corporation (the "Merger");

                WHEREAS, as of the date hereof, each Stockholder owns, beneficially and of record, the number of shares of common stock, par value $.01 per share of the Company (the "Company Shares") set forth beside such Stockholder's name on Exhibit A (all such Company Shares, together with any additional Company Shares which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as the "Owned Shares") and one share of common stock, par value $.01 per share, of JAC (the "JAC Common"); and

                WHEREAS, it is contemplated and agreed that each Stockholder will contribute the Owned Shares owned by him or her to JAC immediately prior to consummation of the Merger in exchange for newly issued shares of capital stock of JAC as provided herein;

                NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, JAC and each Stockholder hereby agree as follows:

                                    ARTICLE I

                          COVENANTS OF THE STOCKHOLDERS

                Section 1.1 No Inconsistent Arrangements. Except as contemplated by this Agreement and the Merger Agreement, no Stockholder shall during the term (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Owned Shares or any interest therein, or create or permit to exist any Encumbrance (as defined in Section 3.3 hereof) on such Owned Shares, (ii) enter into any contract, option or other agreement or understanding with respect to

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any transfer of any or all of the Owned Shares or any  interest  therein,  (iii)
grant any proxy, power-of-attorney or other authorization in or with respect to the Owned Shares, (iv) deposit the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

                Section 1.2 Stop Transfer. No Stockholder shall request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.

                Section 1.3 Indemnity. The representations, warranties and agreements made by each Stockholder herein shall survive the closing of this Exchange (as defined in Section 2.1) as anticipated hereby. Each Stockholder hereby agrees to indemnify and hold harmless JAC from and against any and all loss, liability, claim, damage and expense (including, without limitation, attorney's fees and disbursements) suffered or incurred as a result of a misrepresentation or breach of any warranty or agreement made by such Stockholder in this Agreement.

                                   ARTICLE II

                            EXCHANGE OF OWNED SHARES

                Section 2.1 Exchange. The equity capitalization of JAC immediately following the Exchange (as defined below) shall be as set forth on Exhibit B hereto (the "JAC Equity Schedule"). Each Stockholder shall, upon receipt of notice from the Secretary of Joule that the 20-day waiting period following the mailing of the Information Statement relating to the Merger to the stockholders of Joule, exchange such Stockholder's Owned Shares for newly issued shares of JAC common stock (the "JAC Shares") consistent with the JAC Equity Schedule (the "Exchange").

                Section 2.2 Certain Warranties. The contribution by the Stockholders of the Owned Shares to JAC pursuant to this Agreement shall pass to and unconditionally vest in JAC good and valid title to the Owned Shares, free and clear of all Encumbrances whatsoever.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

                By executing this Agreement, each Stockholder makes the following representations, declarations and warranties to JAC, with the intent and understanding that JAC will rely thereon:

                Section 3.1 Due Authorization. Such Stockholder has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the

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consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                Section 3.2     No Conflicts; Consents.

                        (a) Except as would not impair or delay the ability of such Stockholder to consummate the transactions contemplated hereby, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder's assets is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of an Encumbrance on any assets of such Stockholder, including, without limitation, the Owned Shares, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's assets is bound or affected.

                        (b) Except as would not impair or delay the ability of such Stockholder to consummate the transactions contemplated hereby, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Securities Exchange Act of 1934, as amended).

                Section 3.3 Title to Owned Shares. Except as disclosed to JAC in writing by such Stockholder, such Stockholder is the sole record and beneficial owner of the Owned Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind (collectively, "Encumbrances"), except for Encumbrances arising pursuant to this Agreement. As of the date hereof, the Owned Shares listed on Exhibit A beside such Stockholder's name under the caption "Number of Owned Shares" are the only Company Shares, together with any additional Company Shares which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, owned of record or beneficially by such Stockholder. No member of such Stockholder's family who is not also a Stockholder owns, beneficially or of record, any Company Shares.

                Section 3.4 No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder. Such Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or

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other similar fee or commission in connection with the transactions contemplated hereby. Such Stockholder agrees and acknowledges that the Exchange is being made without an underwriter or placement agent who would have responsibilities to any of the Stockholders, and accordingly, such Stockholder agrees and acknowledges such Stockholder's sole responsibility for a "due diligence" investigation of JAC.

                Section 3.5     Investment Intent.

                        (a) Such Stockholder is an "accredited investor" as that term is defined in Regulation D of the Securities Act of 1933, as amended (the "Securities Act"). Such Stockholder understands that such Stockholder must bear the economic risk of an investment in JAC Shares for an indefinite period. Such Stockholder is investing in JAC Shares for such Stockholder's own account as principal for investment and not with a view toward resale or distribution.

                        (b) The Stockholder has been advised and is aware that: (1) there is no public market for JAC Shares and it is not likely that any public market will develop; and (ii) JAC Shares have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction and, therefore, cannot be sold except in compliance with such laws. Such Stockholder agrees not to sell or otherwise dispose of JAC Shares acquired by such Stockholder unless JAC Shares are subsequently registered under the Securities Act and such state securities laws as are applicable or unless there are available exemptions from such registration that are supported by an opinion of counsel for such Stockholder, which opinion is satisfactory in form and substance to the Company. Such Stockholder has no present arrangement, understanding or agreement for transferring or disposing of any or all shares of JAC. Such Stockholder agrees that a legend to the foregoing effect may be placed upon any and all certificates representing shares of JAC.

                        (c) Stockholder hereby agrees to cooperate with JAC in all of its efforts to comply with any applicable federal, state or local statutes and regulations.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF JAC

                JAC hereby represents and warrants to each Stockholder as follows:

                Section 4.1 Due Organization, Authorization, etc. JAC is duly organized, validly existing and in good standing under the laws of the State of Delaware. JAC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by JAC have been duly authorized by all necessary corporate action on the part of JAC. This Agreement has been duly executed and delivered by JAC and constitutes a legal, valid and binding obligation of JAC, enforceable against JAC in accordance with its terms.

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                Section 4.2     Investment Intent. JAC will be acquiring the
Owned Shares pursuant to the Exchange for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

                                    ARTICLE V

                                  MISCELLANEOUS

                Section 5.1 Termination. This Agreement shall terminate and be of no further force and effect: (i) upon the written mutual consent of the parties hereto and (ii) automatically and without any required action of the parties hereto upon termination of the Merger Agreement. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

                Section 5.2 Further Assurance. From time to time, at another party's request and without additional consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                Section 5.3 Specific Performance. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to JAC for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that JAC shall have the right, in addition to any other rights that it may have, to specific performance of this Agreement. Accordingly, if JAC should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that JAC has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

                Section 5.4 Notice. All notices, requests, claims demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                        (a)     If to JAC:

                                JAC Acquisition Company, Inc.
                                c/o Symphony Suites
                                89 Headquarters Plaza
                                Morristown, New Jersey  07960
                                Attn:  Emanuel N. Logothetis

                        (b)     If to a Stockholder:

                                To the appropriate address shown on Exhibit A.

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                Section 5.5     Headings. The headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                Section 5.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

                Section 5.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and this Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies.

                Section 5.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part by any of the parties, other than by operation of law; provided, however, that JAC may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of JAC, but no such assignment shall relieve JAC of its obligations hereunder if such assignee does not perform such obligations. Each Stockholder agrees that this Agreement and such Stockholder's obligations hereunder shall attach to the Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Owned Shares shall pass by operation of law.

                Section 5.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to submit to the personal jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) shall not object to or attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.

                Section 5.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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                Section 5.11    Amendment. This Agreement may not be amended
except by an instrument in writing signed by the parties hereto.

                Section 5.12 Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                Section 5.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                             SIGNATURE PAGE FOLLOWS

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                IN WITNESS WHEREOF, the parties have executed this Exchange
Agreement as of the date first above written.

                                           PURCHASER

                                           JAC ACQUISITION COMPANY, INC.

                                           By:
                                              ----------------------------------
                                           Name:
                                           Title:


                                           STOCKHOLDERS

                                           -------------------------------------
                                           Emanuel N. Logothetis

                                           -------------------------------------
                                           Helen Logothetis

                                           -------------------------------------
                                           Nick M. Logothetis

                                           -------------------------------------
                                           Steven Logothetis

                                           -------------------------------------
                                           Julie Logothetis

                                           -------------------------------------
                                           John G. Wellman, Jr.

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                                    EXHIBIT A

                              LIST OF OWNED SHARES

NAME AND ADDRESS             NUMBER OF OWNED SHARES    % OF CLASS
-------------------------    ----------------------    ----------
Emanuel N. Logothetis (1)                   807,125          21.9%
c/o Joule Inc.
1245 U.S. Route 1 South
Edison, NJ  08837

Helen Logothetis (2)                        360,622          9.8%
c/o Joule Inc.
1245 U.S. Route 1 South
Edison, NJ  08837

Nick M. Logothetis                          476,722          12.9%
89 Headquarters Plaza
Morristown, NJ  07960

Steven Logothetis                           476,622          12.9%
16 Dubois Road
Warren, NJ  07059

Julie Logothetis                            493,348          13.4%
25 DeForest Avenue
Summit, NJ  07901

John G. Wellman, Jr. (3)                     22,075           0.6%
c/o Joule Inc.
1245 U.S. Route 1 South
Edison, NJ  08837
                                       ------------    ----------
Total                                     2,636,514          71.5%
                                       ------------    ----------

(1) Excludes 360,622 shares of common stock beneficially owned solely by Helen Logothetis as to which shares he disclaims beneficial ownership.

(2) Excludes 807,100 shares of common stock beneficially owned solely by Emanuel N. Logothetis as to which shares she disclaims beneficial ownership.

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                                    EXHIBIT B

                               JAC EQUITY SCHEDULE

NAME                         NUMBER OF SHARES    % OF CLASS
-------------------------    ----------------    ----------
Emanuel N. Logothetis (1)               2,191          30.6%

Helen Logothetis (2)                      979          13.7%

Nick M. Logothetis                      1,294          18.1%

Steven Logothetis                       1,294          18.1%

Julie Logothetis                        1,339          18.7%

John G. Wellman, Jr.                       60           0.8%
                                       ------         -----
Total                                   7,157           100%
                                       ------         -----

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